June 9, 1995                                                        Exhibit 5.1


CRSS Inc.
Suite 800
1177 West Loop South
Houston, Texas  77027


Ladies and Gentlemen:

I have acted as counsel to CRSS Inc., a Delaware corporation (the "Company") in connection with the registration, pursuant to a Registration Statement on Form S-8 being filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, of the offering and sale to certain employees of the Company of up to 500,000 additional shares of the Company's Common Stock, $1.00 par value (the "Common Stock"), which may be issued in connection with the exercise of certain rights granted under the Company's 1990 Long-Term Incentive Plan (the "Plan").

In such capacity I have examined the corporate documents of the Company, including its Certificate of Incorporation, as amended, its By-laws, as amended, and resolutions adopted by its board of directors and committees thereof. I have also examined the Registration Statement, together with the exhibits thereto, and such other documents which I have deemed necessary for the purposes of expressing the opinion contained herein. I have relied upon representations made by and certificates of officers of the Company and public officials with respect to certain facts material to this opinion. I have made no independent investigation regarding such representations and certificates.

Based upon the foregoing, I am of the opinion that when the Options have been duly exercised in accordance with their respective terms, the Common Stock issued thereupon will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Very truly yours,


  /s/ TIMOTHY R. DUNNE

Timothy R. Dunne
Vice President,
General Counsel &
Corporate Secretary

CRSS Inc.
Suite 800
1177 West Loop South
Houston, Texas  77027
713 599-2603   Fax 713 552-2364